EXHIBIT 99.1
INTER-TEL ANNOUNCES 2006 FIRST QUARTER RESULTS
Tempe, Arizona . . . April 24, 2006 . . . Inter-Tel, Incorporated (NASDAQ: INTL) today announced operating results for the first quarter ended March 31, 2006. Net sales for the first quarter of 2006 increased 1.2% to $106.9 million compared to net sales of $105.6 million for the first quarter of 2005. For the quarter ended March 31, 2006, Inter-Tel reported GAAP net income of $3.2 million ($0.12 per diluted share), including the impact of FAS 123R expenses related to the Company’s stock option plans and Inter-Tel’s Employee Stock Purchase Plan (ESPP), as well as additional legal costs associated with a legal settlement reached during the quarter and recorded in the fourth quarter 2005 operating results, as discussed in further detail below. This compares to GAAP net income of $2.0 million ($0.07 per diluted share) for the quarter ended March 31, 2005. For the quarter ended March 31, 2005, GAAP net income included a write-off of in-process research and development costs of $2.6 million as discussed in further detail below.
For the quarter ended March 31, 2006, Inter-Tel reported non-GAAP pro forma net income, excluding the impact of FAS 123R expenses and excluding additional legal costs associated with a legal settlement, each as discussed in further detail below, increased 5.0% to $4.8 million ($0.18 per diluted share), compared to net income of $4.6 million ($0.16 per diluted share) for the quarter ended March 31, 2005, excluding the impact of the 2005 first quarter write-off of in-process research and development costs. Please refer to “Non-GAAP Disclosures” below for additional information.
“Net sales increased slightly in the first quarter of 2006 compared to 2005, somewhat less than expected,” noted Norman Stout, Inter-Tel’s CEO. “Inter-Tel’s gross profit declined to 49.8% in the first quarter, primarily due to lower than anticipated demand and some discounting of our prices in connection with the introduction of new products and related transition of such products.”   Mr. Stout added, “We are excited about the upcoming introduction of our latest next generation communications platform — the Inter-Tel 7000. Scheduled for release in mid-2006, the Inter-Tel 7000 is an IP (Internet Protocol), standards-based communications system being designed to serve enterprises with up to 2,500 users and features a visionary, next generation architecture that is expected to address business needs both today and in the future.“
Inter-Tel’s cash and short-term investments balances totaled $176.3 million at March 31, 2006, an increase of $8.8 million compared to December 31, 2005, as the Company generated cash from operations. For the quarter ended March 31, 2006, days sales outstanding were approximately 37.3 days and inventory turns were 11.0 times.
Additional information regarding our operating results follows:
Sales. Net sales increased 1.2%, or an increase of $1.3 million from $105.6 million to $106.9 million in the first quarter of 2006 compared to the first quarter of 2005. Net sales increased in 2006 compared to 2005 in local, long distance resale and network services, international operations, government and national accounts, and our DataNet division, offset in large part by lower revenues from our direct sales offices, including lease finance revenues.

Gross Profit and Gross Margin. Gross profit decreased 1.3% from $54.0 million to $53.3 million, while the gross margin percentage decreased to 49.8% in the first quarter of 2006, compared to 51.1% for the first quarter of 2005. The decreases in gross profit dollars and gross margin were attributable to sales promotions and discounts on product and service revenues, in part related to the introduction of and transition to new products, as well as competitive pressures. The decreases were also attributable to the mix of products and services sold, with a higher percentage of net sales recognized in our local, long distance and network services divisions, government and national accounts division, and DataNet operations, which generate lower gross margins than other divisions within our principal operating segment. Non-GAAP gross profit, excluding the impact of expenses associated with FAS 123R related to the Company’s stock option plans and ESPP, decreased 1.1%, or $0.6 million, in the quarter ended March 31, 2006 compared to 2005.
Research and Development (R&D). Research and development expenses decreased by $148,000, or 1.8%, in the first quarter of 2006 compared to the first quarter of 2005. Non-GAAP research and development costs, excluding the impact of expenses associated with FAS 123R related to the Company’s stock option plans and ESPP, decreased 5.2%, or $0.4 million in the quarter ended March 31, 2006 compared to 2005. The decrease in R&D spending during the first quarter of 2006 compared to the first quarter of 2005 was principally the result of lower costs associated with third-party development costs, and lower relative project costs, offset in part by increased costs from our acquired Lake operations in Ireland, for which we recorded costs for the entire first quarter of 2006 relative to the single month of March 2005, the month the acquisition was completed.
In-Process Research and Development (IPRD) Write-Off. The Company reported a write-off of IPRD costs of $2.6 million associated with the acquisition of Lake in the quarter ended March 31, 2005. This write-off reduced net income by $0.09 per diluted share for last year’s first quarter. Refer to “Non-GAAP Disclosures” below for additional information.
Selling, General and Administrative. GAAP SG&A dollars decreased 0.5%, or $0.2 million, in the first quarter of 2006 compared to the first quarter of 2005, including costs associated with FAS 123R expenses related to the Company’s stock option plans and ESPP in 2006. SG&A costs decreased to 36.0% as a percentage of net sales in the first quarter of 2006 compared to 36.7% of net sales in the first quarter of 2005. The decrease was primarily attributable to reduced selling expenses and lower personnel and compensation costs in our direct sales offices, offset in part by higher SG&A from our acquired Lake operations in Ireland. Non-GAAP SG&A costs, excluding the expenses associated with FAS 123R stock option and ESPP expenses, decreased 2.3%, or $0.9 million, in the quarter ended March 31, 2006 compared to 2005.
Amortization. Amortization increased 48.3% to $1.1 million in the first quarter of 2006, compared to $762,000 in the first quarter of 2005, which was primarily due to increased purchased intangible assets from the Lake acquisition in 2005.
Non-GAAP Disclosures
Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a meaningful presentation of the company’s operating results in addition to the GAAP disclosure. These non-GAAP condensed consolidated statements of operations are provided to enhance overall understanding of our current financial performance and how management views our operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. These non-GAAP disclosures and management’s rationale for providing them are as follows:
Legal settlement costs. Subsequent to December 31, 2005, the Company settled a legal matter that existed as of December 31, 2005. The Company recorded an accrual for the settlement amount and related fourth quarter legal fees as of December 31, 2005. The settlement plus costs and related fourth quarter legal fees totaled $1.6 million. Additional legal fees and costs totaling approximately $1.3 million were also recorded as period costs during the quarter ended March 31, 2006 relating to this matter. Such period costs included attorney’s fees and expenses related to the settlement recorded in the fourth quarter of 2005. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of our operating results herein.
FAS 123R. The reported Net Income for the quarter ended March 31, 2006 includes expenses related to the expensing of stock options and ESPP discounted stock purchases in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R “Share Based Payments,” which the Company adopted on January 1, 2006. The guidance on the impact of adopting SFAS No. 123R presumes that all unvested options and ESPP discounted stock purchases are equity awards and are accounted for based on the guidance provided in the FASB staff position FAS 123R-d. Given the significance and non-cash nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of our operating results herein. FAS 123R costs totaled $1.1 million in the quarter ended March 31, 2006 as noted in the table below.
2005 IPRD Charge: For comparison, 2005 first quarter operating income included a write-off of IPRD costs of $2.6 million, which reduced net income by $2.6 million, or $0.09 per diluted share. This write-off reflected the in-process research and development costs associated with the Company’s Lake acquisition in March 2005. The IPRD write-off is not deductible for income tax purposes.
The following tables reconcile the financial statements on a GAAP basis for the quarter ended March 31, 2006 to the non-GAAP pro forma financial statements, which exclude the effects of (1) the impact of legal costs incurred during the quarter ended March 31, 2006 in connection with a legal settlement recorded in the quarter ended December 31, 2005, and (2) FAS 123R, as discussed above:
Three months ended March 31, 2006

		Effect of FAS	Effect of legal costs
		123R expensing	related to settlement
(in thousands, except per share		of stock options	recorded in the 4th	Non-GAAP/
amounts and tax rates)	GAAP	and ESPP	quarter of 2005	Pro forma

Sales	$106,923	$—	$—	$106,923
Gross profit	53,278	(73)	—	53,351
Research and development	8,307	289	—	8,018
Selling, general and administrative	38,533	689	—	37,844
Amortization of purchased intangible assets	1,130	—	—	1,130
Legal settlement costs	1,300	—	1,300	—
Operating income (loss)	4,008	(1,051)	(1,300)	6,359
Income (loss) before income taxes	5,263	(1,051)	(1,300)	7,614
Income taxes	2,061	(249)	(519)	2,829
Net income (loss)	3,202	(802)	(781)	4,785
Net income (loss) per share — basic	$0.12	$(0.03)	$(0.03)	$0.18
Net income (loss) per share — diluted	$0.12	$(0.03)	$(0.03)	$0.18
Effective tax rate	39.2%	23.7%	39.9%	37.2%

Three months ended March 31, 2005

		Effect of in-
		process research
(in thousands, except per share		and development	Non-GAAP/
amounts and tax rates)	GAAP	charge	Pro forma

Sales	$105,618	$—	$105,618
Gross profit	53,965	—	53,965
Research and development	8,455	—	8,455
Selling, general and administrative	38,723	—	38,723
Amortization of purchased intangible assets	762	—	762
In-process research and development costs	2,600	(2,600)	—
Operating income (loss)	3,425	(2,600)	6,025
Income (loss) before income taxes	4,401	(2,600)	7,001
Income taxes	2,443	—	2,443
Net income (loss)	1,958	(2,600)	4,558
Net income (loss) per share — basic	$0.07	$(0.10)	$0.17
Net income (loss) per share — diluted	$0.07	$(0.09)	$0.16
Effective tax rate	55.5%	n/a	34.9%

Conference call. You may access our quarterly earnings results conference call, which is scheduled for April 24, 2006 at 5:30 p.m. (ET) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until April 24, 2007 at 11:59 p.m. (ET).
About Inter-Tel, Incorporated
Inter-Tel (Nasdaq: INTL — news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 2,000 communications professionals, and services business customers through a network of 60 company-owned direct sales offices and over 350 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months
	Ended March 31,
(in thousands, except per share amounts)	2006	2005
NET SALES
Telecommunications systems, software and related	$92,243	$92,659
Resale of local and long distance	14,680	12,959

Total net sales	106,923	105,618

Cost of sales
Telecommunications systems, software and related	44,482	43,397
Resale of local and long distance	9,163	8,256

Total cost of sales	53,645	51,653

GROSS PROFIT	53,278	53,965

Research & development	8,307	8,455
Selling, general and administrative	38,533	38,723
Amortization of purchased intangible assets	1,130	762
Write-off of in-process research and development costs	—	2,600
Legal settlement costs	1,300	—

	49,270	50,540

OPERATING INCOME	4,008	3,425

Interest and other income	1,280	947
Foreign currency transaction gains (losses)	(4)	52
Interest expense	(21)	(23)

INCOME BEFORE INCOME TAXES	5,263	4,401
INCOME TAXES	2,061	2,443

NET INCOME	$3,202	$1,958

NET INCOME PER SHARE—BASIC	$0.12	$0.07

NET INCOME PER SHARE—DILUTED	$0.12	$0.07

Average number of common shares outstanding — Basic	26,308	26,373

Average number of common shares outstanding — Diluted	26,980	27,788

Effective tax rate	39.2%	55.5%
OTHER SELECTED FINANCIAL DATA

(in millions, except DSO and	March 31,	December 31,
Inventory turn amounts)	2006	2005
Cash and short-term investments	$176.3	$167.5
Accounts receivable — net	44.3	44.1
Inventory	20.7	19.6
Net investment in sales-leases (current)	21.0	19.7
Net investment in sales-leases (long-term)	$30.4	$34.8
DSO (based on 90 days sales)	37.3	35.8
DSO (based on trailing 12 mo. sales)	35.9	35.8
Inventory turns	11.0	11.5

	March 31,	March 31,
	2006	2005
Depreciation and amortization:
For the quarter ended March 31	$3.4	$3.1
Capital Expenditures:
For the quarter ended March 31	1.0	2.2
Cash used for acquisitions:
For the quarter ended March 31	—	27.6